Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2011 Financial Results

- Annual Product Volume Up 43% to 5.2 Billion Gallons

- Partnership Posts Fourth-Quarter Net Income of $10.0 Million, or $0.45 per Unit

WALTHAM, Mass.--(BUSINESS WIRE)--March 8, 2012--Global Partners LP (NYSE: GLP) today reported financial results for the quarter and twelve months ended December 31, 2011.

Net income for the fourth quarter of 2011 was $10.0 million, or $0.45 per diluted limited partner unit, compared with net income of $5.9 million, or $0.32 per diluted limited partner unit, for the fourth quarter of 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended December 31, 2011 was $26.8 million, an increase of 22% from $22.0 million for the fourth quarter of 2010.

Distributable cash flow (DCF) for the fourth quarter of 2011 increased 31% to $16.5 million from $12.5 million for the comparable period in 2010.

EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and twelve months ended December 31, 2011 and 2010.

“Even with the fourth quarter’s unseasonably warm temperatures, backward gasoline market and, from time to time, less favorable or flat distillates curve, our results are evidence of the progress we have made in diversifying our earnings stream,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Several of our business lines contributed to the year-over-year increases in the fourth-quarter, driving a 69 percent increase in net income and a 25 percent increase in product volume over the same period a year earlier.”

Sales for the fourth quarter of 2011 increased to $4.1 billion from $2.8 billion for the same period in 2010, due primarily to a combination of volume increases and higher refined petroleum product prices. Wholesale segment sales were $3.8 billion, or 93% of total sales, for the fourth quarter of 2011, compared with $2.5 billion, or 93% of total sales, for the fourth quarter of 2010. Commercial segment sales were $295.5 million, or 7% of total sales, for the fourth quarter of 2011, compared with $201.9 million, or 7% of total sales, for the fourth quarter of 2010.

Wholesale segment volume increased to 1.4 billion gallons in the fourth quarter of 2011 from 1.1 billion gallons in the fourth quarter of 2010. Commercial segment volume increased to 115.3 million gallons in the fourth quarter of 2011 from 96.5 million gallons in the comparable period of 2010.

Combined gross profit increased 15% to $59.5 million in the fourth quarter of 2011 from $51.9 million in the fourth quarter of 2010. Within the wholesale segment, gasoline net product margin improved 23% to $20.2 million in the fourth quarter of 2011 from $16.3 million in the fourth quarter of 2010. Distillates net product margin decreased 36% to $14.0 million in the fourth quarter of 2011 from $22.0 million in the fourth quarter of 2010. Residual oil and crude oil net product margin increased to $12.5 million in the fourth quarter of 2011 from $2.2 million in the fourth quarter of 2010. Commercial net product margin increased 31% to $11.0 million in the fourth quarter of 2011 from $8.4 million in the same period of 2010.

Financial Results for the Twelve Months Ended December 31, 2011 and 2010

Net income for the twelve months ended December 31, 2011 was $19.4 million, or $0.87 per diluted limited partner unit, compared with $27.0 million, or $1.59 per diluted limited partner unit, for the same period in 2010. The Partnership had approximately 21.5 million and 16.6 million diluted weighted average limited partner units outstanding for the twelve months ended December 31, 2011 and 2010, respectively.

EBITDA for the twelve months ended December 31, 2011 increased 18% to $85.7 million from $72.4 million for the same period in 2010.

Distributable cash flow for 2011 was $46.7 million, compared with $46.0 million for the comparable period in 2010.

Sales for the twelve months ended December 31, 2011 increased 90% to $14.8 billion, compared with $7.8 billion for the same period in 2010, due primarily to the full-year contribution from the Partnership’s 2010 acquisitions of the Mobil assets and the Warex terminals, and increases in wholesale gasoline, bulk supply and exchange activity, and related blendstocks. Wholesale segment sales were $13.7 billion, or 92% of total sales, for 2011, compared with $7.3 billion, or 93% of total sales, for 2010. Commercial segment sales were $1.1 billion, or 8% of total sales, for 2011, compared with $511.3 million, or 7% of total sales, for 2010.

Combined product volume totaled 5.2 billion gallons in 2011, compared with 3.7 billion gallons in 2010. Wholesale segment volume increased to 4.8 billion gallons versus 3.4 billion gallons in 2010. Commercial segment volume increased to 422.4 million gallons in 2011, compared with 273.1 million gallons in 2010.

Combined gross profit increased 26% to $209.6 million in 2011 from $166.7 million in 2010. Within the wholesale segment, gasoline net product margin rose 49% to $96.3 million from $64.7 million in 2010. The increase primarily reflected the contribution from the Mobil assets, together with the full-year impact from the Warex terminals acquisition in June of 2010 and increasing activity in gasoline blendstocks, primarily ethanol. Distillates net product margin decreased 38% to $50.4 million from $80.9 million in 2010, due to less favorable conditions in the distillates market. Residual oil and crude oil net product margin increased 83% to $17.2 million in 2011 from $9.4 million in 2010, primarily due to crude oil activity.

“Over the past two years, the strategic steps taken have strengthened and broadened our business base,” Slifka said. “We have added the downstream, vertically integrated activities arising from the Mobil stations and supply rights, established Global as a premier gasoline and blendstocks supplier in New York, and created a hub in Albany for the sourcing, transportation and marketing of distillates, gasoline, blendstocks and crude oil.”

Recent Developments

  Global Partners announced on March 2 that it completed the acquisition of Alliance Energy LLC, a gasoline distributor and operator of gasoline stations and convenience stores. Alliance's portfolio includes approximately 540 gasoline stations in New England, New York, New Jersey and Pennsylvania. Alliance owns or has long-term leases on approximately 253 sites and has supply contracts for the remaining stations. The Partnership expects to incur approximately $5 million of one-time closing costs in the first quarter of 2012 in connection with the transaction.
  The Board of Directors of the Partnership’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.50 per unit ($2.00 per unit on an annualized basis) on all of its outstanding common units for the period from October 1 through December 31, 2011. The distribution was paid on February 14, 2012 to unitholders of record as of the close of business February 3, 2012.

Business Outlook

“Near term, we expect our first-quarter performance will be weak due to extraordinarily warm weather, which is affecting heating oil sales, and increasing gasoline prices, which is affecting demand and gas station margins,” Slifka said. “Looking ahead, we have several organic infrastructure projects in the pipeline that we expect to contribute positively to our results in the second half of 2012 and beyond. For example, we are in the process of doubling the rail capacity at our Albany terminal, allowing gasoline blendstocks and crude to be offloaded simultaneously. In North Dakota, meanwhile, we are completing construction of a 100,000-barrel storage tank.”

“Together, our Mobil and Alliance assets enhance our year-round income stream and build on the vertical integration between our supply, terminaling and wholesale business and our portfolio of approximately 800 gas station locations across the Northeast,” Slifka said. “We believe that the combination of our acquisitions and internally generated growth projects continue to diversify Global’s income streams.”

Financial Results Conference Call

Management will review Global Partners’ fourth-quarter and year-end 2011 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global Partners' website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels and crude oil, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline (including blendstocks such as ethanol and naphtha), distillates (such as home heating oil, diesel and kerosene), residual oil and renewable fuels to wholesalers, retailers and commercial customers in the New England states and New York. In addition, the Partnership has a portfolio of approximately 800 gas stations in nine Northeastern states and is a distributor of natural gas and crude oil. A FORTUNE 500(R) company, Global Partners trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements. Although Global Partners LP believes these forward-looking statements are reasonable as of and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Sales	$4,106,744	$2,755,274	$14,835,729	$7,801,559
Cost of sales	4,047,246	2,703,380	14,626,131	7,634,841
Gross profit	59,498	51,894	209,598	166,718

Costs and operating expenses:
Selling, general and administrative expenses	21,520	18,348	78,605	66,063
Operating expenses	18,602	18,914	73,534	47,781
Restructuring charges	311	-	2,030	-
Amortization expenses	1,217	1,096	4,800	3,526
Total costs and operating expenses	41,650	38,358	158,969	117,370

Operating income	17,848	13,536	50,629	49,348

Interest expense	(7,731)	(7,984)	(31,209)	(22,310)

Income before income tax expense	10,117	5,552	19,420	27,038

Income tax (expense) benefit	(68)	387	(68)	-

Net income	10,049	5,939	19,352	27,038

Less: General partner's interest in net income, including incentive distribution rights (1)	(229)	(159)	(684)	(677)

Limited partners' interest in net income	$9,820	$5,780	$18,668	$26,361

Basic net income per limited partner unit (2)	$0.46	$0.32	$0.88	$1.61

Diluted net income per limited partner unit (2)	$0.45	$0.32	$0.87	$1.59

Basic weighted average limited partner units outstanding	21,550	17,896	21,280	16,346

Diluted weighted average limited partner units outstanding	21,723	18,147	21,474	16,597

(1) For 2011, the calculation includes the effect of the public offerings in November 2010 and February 2011 and, as a result, the general partner's interest was reduced to 1.06% for the three months ended December 31, 2011 and, based on a weighted average, 1.09% for the twelve months ended December 31, 2011. For 2010, the calculation includes the effect of the public offerings in March 2010 and November 2010 and, as a result, the general partner's interest was reduced to 1.27% for the three months ended December 31, 2010 and, based on a weighted average, 1.53% for the twelve months ended December 31, 2010.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$4,328	$2,361
Accounts receivable, net	621,670	553,066
Accounts receivable - affiliates	1,776	1,230
Inventories	664,144	586,831
Brokerage margin deposits	43,935	15,501
Fair value of forward fixed price contracts	15,450	1,942
Prepaid expenses and other current assets	61,561	36,714
Total current assets	1,412,864	1,197,645

Property and equipment, net	408,850	422,684
Intangible assets, net	36,710	40,065
Other assets	10,427	11,922

Total assets	$1,868,851	$1,672,316

Liabilities and partners' equity
Current liabilities:
Accounts payable	$575,776	$443,469
Working capital revolving credit facility - current portion	62,805	193,198
Environmental liabilities - current portion	2,936	5,535
Trustee taxes payable	76,523	69,828
Accrued expenses and other current liabilities	41,307	30,494
Obligations on forward fixed price contracts and other derivatives	11,707	9,157
Total current liabilities	771,054	751,681

Working capital revolving credit facility - less current portion	526,095	293,502
Revolving credit facility	205,000	300,000
Environmental liabilities - less current portion	27,303	28,970
Other long-term liabilities	24,110	21,347
Total liabilities	1,553,562	1,395,500

Partners' equity	315,289	276,816

Total liabilities and partners' equity	$1,868,851	$1,672,316

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Reconciliation of net income to EBITDA
Net income	$10,049	$5,939	$19,352	$27,038
Depreciation and amortization and amortization of deferred financing fees	8,907	8,428	35,082	23,089
Interest expense	7,731	7,984	31,209	22,310
Income tax expense (benefit)	68	(387)	68	-
EBITDA	$26,755	$21,964	$85,711	$72,437

Reconciliation of net cash used in operating activities to EBITDA
Net cash used in operating activities	$(10,578)	$(54,236)	$(17,357)	$(87,194)
Net changes in operating assets and liabilities and certain non-cash items	29,534	68,603	71,791	137,321
Interest expense	7,731	7,984	31,209	22,310
Income tax expense (benefit)	68	(387)	68	-
EBITDA	$26,755	$21,964	$85,711	$72,437

Reconciliation of net income to distributable cash flow
Net income	$10,049	$5,939	$19,352	$27,038
Depreciation and amortization and amortization of deferred financing fees	8,907	8,428	35,082	23,089
Amortization of routine bank refinancings (1)	(959)	-	(3,467)	-
Maintenance capital expenditures	(1,545)	(1,830)	(4,226)	(4,092)
Distributable cash flow	$16,452	$12,537	$46,741	$46,035

Reconciliation of net cash used in operating activities to distributable cash flow
Net cash used in operating activities	$(10,578)	$(54,236)	$(17,357)	$(87,194)
Net changes in operating assets and liabilities and certain non-cash items	29,534	68,603	71,791	137,321
Amortization of routine bank refinancings (1)	(959)	-	(3,467)	-
Maintenance capital expenditures	(1,545)	(1,830)	(4,226)	(4,092)
Distributable cash flow	$16,452	$12,537	$46,741	$46,035

(1) Commencing with the quarter ended March 31, 2011, our calculation of distributable cash flow excludes non-cash amortization of deferred financing fees related to routine bank refinancings. Amortization of deferred financing fees in connection with our expansion-related activities will continue to be included. We believe that this provides a more conservative methodology to this non-GAAP financial measure. Had this methodology been used previously, it would not have affected distribution decisions or the outcome of the conversion of subordinated units to common units. Had this methodology been used for the three and twelve months ended December 31, 2010, distributable cash flow would have been lower by approximately $0.7 million and $2.5 million, respectively.

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and Chief Financial Officer
or
Global Partners LP
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary